Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

September 23, 2010

Catasys, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025

Ladies and Gentlemen:

We are acting as counsel for Catasys, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 11,000,000 shares of common stock (“Common Stock”) of the Company, par value $0.0001 per share (the “Shares”), and 11,000,000 warrants (the “Warrants”) to purchase Common Stock, pursuant to the Registration Statement on Form S-1 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

We have reviewed and are familiar with such documents, certificates, corporate proceedings and other materials, and have reviewed such questions of law, as we have considered relevant or necessary as a basis for this opinion. Based upon the foregoing, we are of the opinion that:

1.          The Shares have been duly authorized and, when the Board of Directors of the Company or a duly authorized committee of the Board of Directors (the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of offering of the Shares and related matters and when the Shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such Shares (including any Shares duly issued upon the exercise of the Warrants in accordance with the terms of the Warrants providing for such exercise as approved by the Board) will be duly authorized, validly issued, fully paid and non-assessable.

2.          The Warrants, when (a) one or more agreements incorporating the terms and other provisions thereof has been duly authorized, executed and delivered by the Company and a warrant agent or a warrant holder (a “Warrant Agreement”), (b) the Board has taken all necessary corporate action to approve the issuance and establish the terms of such Warrants, the terms of the offering of such Warrants, and related matters, (c) the Warrant certificates have been duly executed and authenticated or countersigned in accordance with the terms of the appropriate Warrant Agreement and (d) such Warrants have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Warrant Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, preference, moratorium, fraudulent conveyance or transfer or similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and by requirements of reasonableness, good faith and fair dealings.

We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein.

Very truly yours,

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND
POPEO, P.C.